Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-130411, 333-131533, 333-130004, 333-36038, 333-41300, 333-67906, 333-36603, 333-38431, 333-108926, 333-112681, 333-138170, 333-134126, and 333-143452) and Form S-8 (Nos. 333-65200, 333-58957, 333-35919, 333-106568, 333-106571, 333-112791, 333-118016, and 333-146624) of Cell Therapeutics, Inc. of our report dated October 15, 2007, with respect to the balance sheet of Systems Medicine, Inc. (an S-Corporation and a development stage company) as of December 31, 2006 and the related statements of operations, shareholders’ deficit and cash flows for the year ended December 31, 2006, and for the period from inception of operations (November 18, 2004) to December 31, 2006.

/S/    STONEFIELD JOSEPHSON, INC.

Los Angeles, California

October 15, 2007